UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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STRATEGIC REALTY TRUST, INC.

(Name of the Registrant as Specified In Its Charter)

DIANNE COSTA

JEROME HAGLEY

MICHAEL KARAS

MARSHALL KARR

TODD SPITZER

ANTHONY THOMPSON

TINA ALDATZ

BERNECE DAVIS

ROBERT HOH

JAMES RONALD KING SR.

DAVID LARSEN

JOHN SKEFFINGTON

SHARON THOMPSON

CENTAURUS FINANCIAL INC.

THOMPSON NATIONAL PROPERTIES, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains a press release issued by Strategic Realty Trust, Inc. (the “Company”) and the SRT Shareholders Coalition regarding the settlement of the proxy contest in connection with the Company’s 2013 annual meeting of Stockholders.

Strategic Realty Trust, Inc.

Press Release	Contact:

Andrew Batinovich
(650) 343-9300
andrew.batinovich@glenborough.com

Strategic Realty Trust and SRT Shareholders Coalition Reach Agreement to End Current Proxy Contest; Todd Spitzer to be Appointed Chairman of the Board; Coalition Supports Andrew Batinovich as Director; Organizational Documents Amended to Strengthen Shareholder Rights; and “Standstill” Reached Regarding Upcoming Elections

Glenborough to Remain as Advisor and Become Largest Shareholder with Purchase of TNP Shares

San Mateo, CA, January 23, 2014:  Strategic Realty Trust (“SRT” or the “Company”) announced today that it and the SRT Shareholders Coalition (“Coalition”) have signed an agreement to end their proxy contest.

The agreement calls for:

•                  The Coalition to support the reelection of Andrew Batinovich, the Company’s CEO, to the Board of Directors at the Company’s upcoming February 7th shareholders’ meeting by voting for Mr. Batinovich at the shareholders’ meeting.

•                  The Board of Directors to appoint Todd Spitzer to the Board to take the seat of retiring Chairman, Jack Maier, who will be named Chairman Emeritus.

•                  Mr. Spitzer will be elected Chairman of the Board and Co-Chair of the Audit Committee.

•                  The Company has agreed to support the nomination and reelection of Mr. Spitzer at the end of his term.

•                  Mr. Batinovich will resign as CFO of the Company and the Board will appoint Ms. Terri Garnick, currently SVP of Glenborough, LLC, as CFO.  Mr. Batinovich shall remain as the Company’s President, CEO and Director.

•                  An affiliate of Glenborough will buy out all 133,333 shares in SRT owned by Thompson National Properties and affiliates, the Company’s former advisor and property manager for $8 per share.

•                  Anthony Thompson shall resign as a Director and the Special Committee of the Board shall be dissolved.

•                  The members of the Coalition, including Anthony Thompson and Ron King, have signed standstill agreements that restrict their participation in proxy contests until June 30, 2016.

In addition the agreement calls for certain changes to the Company’s organizational documents that will reduce ongoing costs and provide for greater shareholder rights, including the following:

•                  SRT’s Board of Directors has agreed to opt out of certain provisions of the Maryland Unsolicited Takeover Act (“MUTA”) such that

o                directors may be removed by the vote of a majority of the shares entitled to vote, which is the lowest vote threshold permitted under Maryland law;

o                the number of directors may be fixed by the shareholders; and

o                special meetings of shareholders may be called by fewer than a majority of the shares entitled to be cast.

•                  Limiting the Director compensation for 2014 and 2015 to $40,000 per year plus any Committee Chair fees.

•                  The Company has agreed to seek shareholder approval to amend its charter so that:

o                a quorum will exist, and a shareholder special meeting shall be called, with at least one-third of all the votes entitled to be cast;

o                directors can be removed without cause; and

o                vacancies on the Board of Directors may be filled by shareholders.

•                  Directors may change the size of the Board only by unanimous vote.

Ron King, CEO of Centaurus Financial and a leader of the Coalition, said   “I wish to personally thank Andrew Batinovich, Anthony Thompson, Jack Maier, Jeffrey Rodgers, Phil Levin and Todd Spitzer for coming together on behalf of the shareholders to forge an agreement that we hope will pave the way for a brighter future for the hard-working, everyday folks who are the owners of this Trust.  I also want to thank the other members of the Coalition who donated their time and all of the registered representatives and broker dealers who expended countless hours meeting with clients and keeping them informed along the way so that we could achieve something positive for shareholders.  By working together, we overcame long odds and I truly believe that SRT is better off today than when we started.  Going forward, we have full confidence that Todd Spitzer will provide the oversight that shareholders expect and we intend to provide Mr. Batinovich and his team with the help that Centaurus can provide so that this REIT can succeed.”

Andrew Batinovich, the Company’s CEO, commented “It has been a true pleasure serving with Jack on the Board of SRT.  Under his leadership as Chairman, we were given the support needed to accomplish a number of challenging objectives, first among them, to restore the Company to a position of financial stability and allowing the Company to focus on its objectives of building shareholder value and paying distributions to shareholders.  I look forward to working with Todd, as the new Chairman, to continue to move SRT forward.”

Jack Maier said “I am very pleased to have concluded my role as Chairman of SRT and believe that I am leaving the Trust on solid footing.  Over the last year we have worked tirelessly to return SRT to a position of financial stability.  The REIT is now in its strongest financial position since I joined the board in 2012. I wish to thank my fellow board members and the fine people at Glenborough for their good work and dedication to SRT and its shareholders.”

In response to the agreement, Todd Spitzer commented “Over the last few months, I’ve been out meeting with shareholders, listening to their concerns, advocating for change and now I’m excited about the opportunity to serve them.  As Chairman, I will work diligently with members of this Board and Glenborough and will seek input from all available resources to ensure that this Trust is working on behalf of shareholders.”

The Company’s new CFO, Terri L. Garnick, currently serves a Senior Vice President for Glenborough, LLC where she oversees all property management accounting, financial statement preparation, SEC reporting, cash management, internal audit, external audit coordination, and tax returns for the company and its investment affiliates, as well as IT and HR functions.  Ms. Garnick and Glenborough have been providing accounting services to SRT since May 2013.  Before joining a Glenborough affiliate in 1989, Ms. Garnick was Controller at August Financial Corporation, a real estate investment and management company and a Senior Accountant at Deloitte, Haskins & Sells.  Ms. Garnick earned a CPA designation and has a BS in Accounting from San Diego State University.

The Coalition has agreed to terminate its proxy solicitation for the 2013 annual meeting and will not be voting any of the Green proxy cards.

Strategic Realty Trust, Inc. is a non-traded real estate investment trust which owns a portfolio of primarily grocery anchored shopping centers. The company’s portfolio consists of 16 shopping centers containing approximately 1.6 million square feet that are anchored by such grocers as Publix, Kroger and Wal-Mart. For more information you may visit the company’s website at www.srtreit.com

FORWARD LOOKING STATEMENTS

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are identified by the use of the words “believe,” “expect,” “anticipate,” “estimate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Numerous important factors, risks and uncertainties, including, but not limited to, those contained in our documents and reports filed with the Securities and Exchange Commission (the “SEC”), affect our operating results and could cause our actual results, levels of activity, performance or achievement to differ materially from the results expressed or implied by these or any other forward-looking statements made by us or on our behalf. There can be no assurance that future results will meet expectations. You should carefully review the cautionary statements described in the documents and reports we file from time to time with the SEC, specifically our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.